August 20, 2001



Huttig Building Products, Inc.
14500 South Outer Forty Road
Chesterfield, MO 63017


                       Re: Huttig Stock Repurchase Program

Gentlemen:

                  In connection with the $15 million stock repurchase program (the "REPURCHASE PROGRAM") authorized today by the board of directors of Huttig Building Products, Inc. ("HUTTIG"), you have advised us that Huttig (i) wishes to repurchase shares of its common stock, par value $.01 per share (the "HUTTIG STOCK") from its shareholders, including The Rugby Group Limited ("RUGBY"), (ii) proposes to repurchase from Rugby $4,735,000 (the "REPURCHASE PRICE") worth of the Huttig Stock owned by Rugby, such dollar amount constituting Rugby's pro rata share, in dollars, of the Repurchase Program, and (iii) may effect the purchases under the Repurchase Program from time to time in the public markets or in private transactions during the ensuing year.

                  Accordingly, in consideration of the foregoing and our mutual covenants and agreements herein contained, Huttig and Rugby hereby agree as follows:

                  1. PURCHASE AND SALE OF HUTTIG STOCK. Subject to the terms and conditions herein, Huttig agrees to purchase from Rugby, and Rugby agrees to sell to Huttig, as part of the Repurchase Program and at a per share price equal to $5.99, which price is the closing price of the Huttig Stock on the New York Stock Exchange on the date hereof, 790,484 shares of Huttig Stock (the "REPURCHASED RUGBY SHARES").

                  2. CLOSING. The closing of the purchase and sale of the Repurchased Rugby Shares shall take place at 10:00 a.m., Eastern Standard Time, on the sixth business day in New York City following Huttig's public announcement of the Repurchase Program (the "CLOSING DATE"), or at such other time as the parties hereto may agree in writing. On the Closing Date, (i) Rugby shall deliver to Huttig or its authorized representatives the share certificate (the "ORIGINAL CERTIFICATE") representing the Huttig Stock held by Rugby, duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form, for the transfer of a portion thereof representing the Repurchased Rugby Shares, and (b) Huttig shall (i) deliver to Rugby, by wire transfer of immediately available funds to a bank account previously designated by Rugby, the Repurchase Price for the Repurchased Rugby Shares and (ii) cause to be delivered to Rugby a new share certificate, in definitive form and registered in the name of Rugby, for the number of shares of Huttig Stock evidenced by the Original Certificate, less the Repurchased Rugby Shares.

                  3. BOARD DESIGNATION RIGHT. The parties acknowledge and agree that Huttig intends to repurchase from Rugby Huttig Stock constituting Rugby's PRO RATA portion of the aggregate dollar amount authorized for the Repurchase Program. Accordingly, the parties agree that the purchase by Huttig of the Repurchased Rugby Shares from Rugby pursuant to this letter agreement will not cause Rugby to lose its right to designate for nomination three directors to be elected to the Board of Directors of Huttig pursuant to Section 16 of the Registration Rights Agreement between Huttig and Rugby dated as of December 16, 1999 (the "REGISTRATION RIGHTS AGREEMENT"). Accordingly, if, solely as a result of the sale by Rugby of the Repurchased Rugby Shares, the Huttig Stock beneficially owned by Rugby and its affiliates at any time constitutes less than 30% of the outstanding Huttig Stock (such new ownership percentage, as it may increase from time to time as a result of Huttig's repurchases of Huttig Stock pursuant to the Repurchase Program, the "NEW RUGBY HOLDING PERCENTAGE"),
Section 16 of the Registration Rights Agreement shall be deemed to have been amended so that Rugby has the right to designate for nomination three directors to be elected to the Board of Directors of Huttig, so long as the Huttig Stock held by Rugby and its affiliates in the aggregate constitutes at least the New Rugby Holding Percentage of the outstanding Huttig Stock. Except as amended by this letter agreement, the Registration Rights Agreement shall continue in full force and effect in accordance with its terms.

                  4. REPRESENTATIONS AND WARRANTIES OF HUTTIG. Huttig represents and warrants to Rugby as follows:

                           (a)      Huttig is a corporation duly incorporated
and presently existing in good standing under the laws of the State of Delaware.

                           (b)      Huttig has the corporate power and authority
to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                           (c)      This Agreement has been duly and validly
authorized, executed and delivered by Huttig and constitutes a legal, valid and binding agreement of Huttig, enforceable in accordance with its terms.

                           (d)      The execution and delivery of this Agreement
do not, and the consummation of the transactions contemplated hereby will not,
(i) violate or conflict with any provision of the certificate of incorporation or by-laws of Huttig, (ii) result in the imposition of any lien under, cause or permit the acceleration of any obligation under, or violate or conflict with the provisions of, any material contract, agreement or instrument to which Huttig is a party or by which Huttig or its assets is bound, or (iii) result in a breach or violation by Huttig of any securities law, rule or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency.

                  5. REPRESENTATIONS AND WARRANTIES OF RUGBY. Rugby hereby represents and warrants to Huttig as follows:

                           (a)      Rugby is a limited corporation duly
organized and presently existing under the laws of England and Wales.

                           (b)      Rugby has the corporate power and authority
to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                           (c)      This Agreement has been duly and validly
authorized, executed and delivered by Rugby and constitutes a legal, valid and binding obligation of Rugby, enforceable in accordance with its terms.

                           (d)      Rugby will, upon payment of the aggregate
Repurchase Price in accordance with the terms of this Agreement, transfer and convey to Huttig, good, valid and marketable title to the Repurchased Rugby Shares and the Repurchased Rugby Shares will be transferred and conveyed to Huttig free and clear of all liens, security interests, mortgages, charges, pledges, retention of title agreements and adverse claims regarding title.

                  6.       MISCELLANEOUS.

                          (a)       This Agreement shall be binding upon and
inure to the benefit of Huttig and Rugby and their respective successors and assigns.

                           (b)      All representations, warranties and
covenants contained herein shall survive the execution and delivery of this Agreement and the delivery of the Repurchased Rugby Shares.

                           (c)      This Agreement constitutes the entire
agreement of the parties hereto with respect to the subject matter hereof and cannot be modified or amended except in writing signed by the parties hereto.

                           (d)      This Agreement shall be construed and
enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                           (e)      This Agreement may be executed in multiple
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  If the foregoing correctly sets forth our mutual agreement on the matter set forth herein, please sign this letter as indicated below and return a copy to the attention of the undersigned.



                                   Very truly yours,

                                   THE RUGBY GROUP LIMITED


                                   By:  /s/ Alan Durant
                                        ---------------------------------------
                                        Name:   Alan Durant
                                        Title:  Authorized Signatory


Accepted and Agreed
on this 20th day of August, 2001


HUTTIG BUILDING PRODUCTS, INC.


By:  /s/ Barry J. Kulpa
     ----------------------------------------
Name:   Barry J. Kulpa
Title:  President and Chief Executive Officer